CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-1A our report dated December 15, 2020, relating to the financial statement of AVDR US LargeCap ESG ETF, a series of New Age Alpha Trust, as of December 3, 2020, and to the references to our firm under the heading “Other Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd. Cleveland, Ohio December 15, 2020

C O H E N & C O M P A N Y , L T D ..

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board